EXHIBIT 1

Joint Filing Agreement

The undersigned hereby agree to file jointly any reports on Schedule 13D or Schedule 13G, or any amendments thereto, required to be filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, with respect to the interests of the undersigned in Midwest Energy Emissions Corp., and that the Schedule 13D to which this Agreement is attached has been filed on behalf of each of the undersigned.

Dated: June 30, 2013	By:	/s/ Arthur Greenberg, Jr.
Arthur Greenberg, Jr.

	By:	/s/ Christopher Greenberg
Christopher Greenberg